Exhibit 5.1

[LETTERHEAD OF VENABLE]

December 23, 2016

Chatham Lodging Trust
222 Lakeview Avenue, Suite 200
West Palm Beach, Florida 33401

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Chatham Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of (i) the sale and issuance by the Company of up to 2,434,641 common shares (the “Company Shares”) of beneficial interest, $0.01 par value per share (the “Common Shares”), of the Company, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and (ii) the Reoffer from time to time of up to 510,760 Common Shares (the “Reoffer Shares” and, together with the Company Shares, the “Shares”) by the shareholders of the Company named under the caption “Selling Shareholders” in the Registration Statement. The Company Shares are issuable pursuant to the Company's Amended and Restated Equity Incentive Plan (the “Plan”), and the Reoffer Shares have been issued to the Selling Shareholders pursuant to the Plan.
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.    The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Act;
2.    The Declaration of Trust of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
4.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
5.    Resolutions adopted by the Board of Trustees of the Company (the “Board”), or a duly authorized committee thereof, relating to, among other matters, the Plan and the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;
6.    The Final Report of the Inspector of Election for the meeting of the shareholders of the Company held on May 17, 2013, at which the Plan was approved, certified as of the date hereof by an officer of the Company;
7.    The Plan;
8.    A certificate executed by an officer of the Company, dated as of the date hereof; and
9.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.    The Shares have not been and will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Declaration of Trust. Upon the issuance of any of the Company Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.
6.    Each option, restricted share unit, right or other security exercisable or exchangeable for a Share was or will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plan, including any award agreement entered into in connection therewith, at the time of any exercise of such option, restricted stock unit, right or other security.
7.    The Shares have been or will be issued in exchange for payment thereof in accordance with the Plan, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.    The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.    The issuance of the Company Shares has been duly authorized and upon issuance, the Company Shares will be validly issued, fully paid and nonassessable.
3.    The issuance of the Reoffer Shares has been duly authorized, and the Reoffer Shares are validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,

/s/ Venable LLP